Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Adds New Contracts;

Announces Renewal of 5 Year Development Contract with IITRI

$ 1.5 Million in New Contracts brings 2004 Signing Totals to over $ 8 million

RICHMOND, VA (September 29,2004). In August, Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), announced the execution of contracts totaling nearly $2.0 million. Now, CBI is pleased to announce that it is continuing to build its contract base with the addition of new work totaling about $1.5 million. The new contracts, which are of a classified or sensitive nature, are all related to programs in bio-defense and are with government sector clients. CBI is also very excited to announce that its five year development contract as a subcontractor to the IIT Research Institute (IITRI), Chicago, IL, on behalf of yet another classified government sponsor, has been re-awarded by the government for the period September, 2004 through September, 2009.

CBI received the award of two of the new contracts in a competitive bid process from one of CBI’s continuing government sponsors. In the first program, CBI is being challenged to create novel molecular assays that will allow for pathogen strain discrimination. In the second program, CBI will utilize its expertise in protocol development to design, develop, implement, verify, and validate unique immunoassays directed towards various bio-toxins. The sum total valuation of these contracts is approximately $1.1 million. If successful, CBI expects to receive add-ons to these base programs in subsequent years to exploit the technologies which are developed. A third contract, originally valued at $769,000, has now been increased by $315,000. Under this contract, CBI will apply molecular and microbiological assay methods to real-world samples. Work on all three programs will commence October 1, 2004, and all expected to be completed by the end of the fourth quarter of 2005.

CBI has been a subcontractor to IITRI on a contract awarded by a US governmental agency that mostly involved the development of mass spectral protocols for the detection and confirmation of biological toxins. CBI was one of two subcontractors to IITRI during this initial contract which spanned the period September, 1999 through September, 2004. CBI realized gross revenues of approximately $5 million from this contract during this period. IITRI has now been re-awarded a development contract for the period September, 2004 through September, 2009. Final costing for the overall contract and for CBI’s initial tasks is still being negotiated and details will be released at a later date.

“Since January, 2004, CBI has announced over $8 million in new contracts”, said Robert B. Harris, President, CEO, and program manager for one of the new contacts and for the IITRI program at CBI. “This amount exceeds our gross revenues for all of 2003 and we are justifiably excited by re-award of our contract with IITRI. The science done under these contracts is state-of-the-art and involves virtually every employee of the Company. In many cases, CBI is leading the way in novel methods of analysis of environmental samples. It is worth noting that despite the upswing in the number and value of signed contracts, CBI will not have to add significantly to its workforce; productivity and existing capacity make it possible to prosecute the new contracts without unduly expanding our payroll.”

“The preponderance of our current contract inventory is with the government sector, but with the recent announcement of our alliance with Fisher Scientific, LLC, we fully expect to see more revenue generated from the private and commercial sectors,” said Jim Brennan, Controller. “CBI is committed to building revenues from the private sector so that our revenue stream will represent a healthy mix of private and public sector dollars.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to see positive trends in financial performance. There can also be no guarantee that CBI will compete effectively for additional contracts. Because the contracts referenced herein may be terminated at any time by CBI’s customers, there can be no guarantee that CBI will realize all the anticipated revenue from the contracts which have been announced. Additionally, there can be no guarantee that CBI will successfully enhance its revenues associated with non-governmental business sectors. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.